Exhibit 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement, dated as of April 1, 2011 (the “Agreement”), by and between RIVIERA OPERATING CORPORATION (“ROC” or “Company”), and ROBERT A. VANNUCCI (“Employee”).
In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:
1.	Revocation of Prior Agreements:
The parties hereby agree to revoke all prior employment agreements between the parties and any affiliates of the parties upon the effective date of this Agreement.
2	Employment:
During the “Term” (hereinafter defined), the Company agrees to employ Employee in the capacity of Special Advisor To The President and Chief Executive Officer upon the terms and conditions and for the compensation herein provided, and Employee agrees to be so employed and to render the services herein specified.
3	Term of Employment:
The Term of employment of Employee hereunder will be for a thirteen (13) month period commencing on April 1, 2011 and ending on April 30, 2012, except that either party may terminate this Agreement at any time by providing the other party thirty (30) days written notice, subject to early termination provisions in Sections 6, 7 and 10 of this Agreement.
4	Duties:
During the Term Employee agrees to:
a.	devote his full and exclusive business time and attention to the business of ROC (vacation and sick leave in accordance with ROC’s policy and personal time consistent with his position excluded); and
b.	perform such reasonable duties as the Company’s Chief Executive Officer shall from time to time assign to Employee.

5.	Salary:
During the Term Employee shall receive a salary of $400,000 per annum, payable bi-weekly in arrears (“Base Salary”).
6.	Termination By Company Without CAUSE:
In the event the Company exercises its right to terminate this Agreement pursuant to Paragraph 3, above, for any reason except CAUSE as hereinafter defined, Employee shall receive:
a.	Base Salary paid in equal bi-weekly installments for the remainder of the Term; and
b.	full health care benefits for the remainder of the Term.
7.	Death and Disability:
a.
During the Term of this Agreement and any extension thereof, Employee’s employment and this Agreement may be terminated without further liability to the Company due to death or disability of Employee. Employee shall not be entitled to receive any further compensation or benefits from the Company effective the date of such termination due to death or disability.

b.
For purposes of this Agreement, Disability means that the Company shall find on the basis of medical evidence satisfactory to it that Employee is so totally mentally or physically disabled as to be unable to engage in further employment by Company and that such disability shall be determined to be such that it will cause, or actually does cause or has caused, Employee to be absent from work for a period, or aggregate of periods, in excess of three (3) months in any one (1) twelve (12) month period.

8.	Profit-Sharing, 401(k) Plan and ESOP:
In addition to the Base Salary, Employee shall be eligible for participation in all Defined Contribution Plans adopted by Company.
9.	Additional Benefits and Compensation:
During the Term, Employee shall be entitled to:
a.	life insurance, group health insurance, including major medical and hospitalization, comparable to such benefits offered to other key employees of the Company; and
b.
reimbursement for all reasonable expenses incurred by Employee in connection with the performance of his duties and in accordance with any applicable policy of the Company, subject to submission of appropriate documentation therefore.

10.	Termination By Company For “CAUSE” or Termination By Employee:
a.
If the Company shall discharge Employee for “CAUSE” as hereinafter defined, Employee shall not be entitled to receive any further compensation or benefits from the Company effective the date of such For Cause termination.

b.	If Employee exercises his right to terminate this Agreement (“Resignation”), he shall not be entitled to any compensation or benefits from the Company upon the effective date of the Resignation.
c.	“CAUSE” shall have the following meanings:
i.	felony conviction of Employee;
ii.	a final civil judgment shall be entered after all appeals have been exhausted in which a material aspect involved Employee’s fraud or dishonesty whether or not involving the Company;
iii.
refusal by Employee to perform “Reasonable Duties” (hereinafter defined), assigned to him by the Company’s Chief Executive Officer, provided Employee shall fail to correct any such failure within thirty (30) days after written notice (“Cure Period”);

iv.
the Gaming Authorities of the State of Nevada or any other state in which the Company shall conduct gaming operations shall determine that Employee is unsuitable to act as an employee of a gaming company in his individual capacity; or

v.
“Reasonable Duties” — Employee shall not be required (x) on a permanent basis to spend more than fifty percent (50%) of his business time at least twenty-five (25) miles outside of Las Vegas (or be required to change his residence), (y) to expose himself to a risk of his physical safety or jeopardize his ability to be licensed by any state gaming authority, or (z) perform duties which are inconsistent with his role specified in Section 2 of this Agreement.

11.	Confidential Information; Non-Solicitation:
a.	During the Term and for a Two (2) year period commencing on the effective date of the termination of this Agreement for any reason:
i.
Employee shall hold in a fiduciary capacity for the benefit of the Company and all affiliates of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates, and their respective businesses which shall not be public knowledge (other than information which becomes public as a result of acts of Employee or his representatives in violation of this Agreement), including, without limitation, and technological or financial information of the Company or its affiliates; and

ii.
Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing.

b.
While actively employed by the Company, the Employee will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or consultant or otherwise with, or have any financial interest other than stock holdings in a public corporation, in any hotel or casino.

c.
During the Term and for a one (1) year period as measured from the effective date of the termination of this Agreement for any reason, Employee will not solicit or contact any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being employed by Employee, an employer affiliated with Employee, or any competitor of the Company or any affiliate thereof.

d.
Employee acknowledges that the provisions of this Section 11 are reasonable and necessary for the protection of Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting of a bond therefor) for the purposes of restraining Employee from any actual or threatened breach of such provisions.

12.	Miscellaneous:
a.
This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada applicable to agreements executed in that State. Any legal action brought to enforce the terms of this Agreement shall be brought in Clark County, Nevada.

b.
This Agreement supersedes all prior agreements and under-standings among the parties and their respective affiliates, and contains the full understanding of the parties hereto with respect to the subject matter hereof. Any change, modification or waiver of this Agreement must be in writing, signed by both parties hereto or, in the case of a waiver, by the party waiving compliance. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original. The captions of each article and section are intended for convenience only. All references herein to days, weeks and months shall mean by calendar unless specifically stated to the contrary. All references herein to the singular shall include the plural, and all references to representations and warranties made hereunder shall survive the execution and delivery and closing of this Agreement.

c.
It is the intention of the parties hereto that this Agreement shall not inure to the benefit of any third parties not a party to this Agreement, and it is specifically intended that no third party beneficiary relationships, benefits or obligations shall arise or be deemed to exist as a result of this Agreement.

d.
This Agreement shall insure to the benefit of and be binding upon each of the parties hereto, their heirs, assigns, successors, executors and personal representatives, however, as a personal service contract, it shall not be assignable by Employee.

e.
The failure or delay by either party in any one or more instances to enforce one (1) or more of the terms and conditions of this Agreement or to exercise any right or privilege under this Agreement shall not thereafter be construed as a waiver of any such term, condition, right or privilege and the same and all other terms, conditions, rights or privileges under this Agreement shall continue to remain in full force and effect as though no such failure or delay had occurred.

f.
No voluntary or involuntary successor-in-interest of the Company shall acquire any rights or powers under this Agreement, except as specifically set forth herein. Otherwise, the Company shall not assign all or any part of this Agreement.

13.	Notices:
All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and delivered personally or mailed by certified or registered mail, return receipt requested, to the following addresses for each party during the Term or until such time as written notice, as provided hereby, of a change of address to be used thereafter is given to the other party, with copies to such legal counsel as each party, from time-to-time, may designate.
If to:	Company Riviera Operating Corporation 2901 Las Vegas Boulevard South Las Vegas, NV 89109 Attn: Chief Executive Officer

If to:	Employee Robert A. Vannucci 2901 Las Vegas Boulevard South Las Vegas, NV 89109 PERSONAL & CONFIDENTIAL
Notices delivered personally shall be deemed to have been given, upon delivery; notices delivered by certified or registered mail shall be deemed to have been given seventy-two (72) hours after the date deposited in the mail, except as otherwise provided herein.
14.	Government Approvals:
Notwithstanding any other terms and provisions set forth in this Agreement, it is understood and agreed that the engagement of Employee hereunder, the obligation of the parties hereto, and the effect of the Agreement, shall be subject to the approval of each and all of the terms, covenants and provisions of this Agreement by the Nevada Gaming Authorities and other Governmental Authorities from whom approval, if any, is required under the laws of the State of Nevada, the County of Clark, or any and all other governmental agencies having jurisdiction thereover. Each of the parties hereby covenant and agree to exercise their best good faith efforts to proceed to obtain any and all such necessary approvals.

IN WITNESS WHEREOF, the parties herein have entered into this Agreement the day and year first written above.

COMPANY: RIVIERA OPERATING CORPORATION		EMPLOYEE: ROBERT A. VANNUCCI

By:	Andy Choy	By:	Robert A. Vannucci
	Andy Choy President and CEO		Robert A. Vannucci Employee